Exhibit 99.1

Investor Relations and Media Contact:

Don Duffy or John Flanagan

Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Fourth Quarter and Fiscal Year 2006 Financial Results

Revenues of $84.3 Million and $0.33 Diluted Earnings Per Share

Portland, Oregon – (Business Wire) – February 14, 2007 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fiscal fourth quarter and fiscal year ended December 30, 2006.

Financial highlights for the thirteen week fourth quarter 2006 compared to the fourteen week fourth quarter 2005:

•	Revenues increased 2.8% to $84.3 million from $82.0 million

•	Comparable restaurant sales increased 2.0%, thirteen week to thirteen week

•	Operating income increased 2.7% to $6.7 million from $6.6 million

•	Net income increased 7.6% to $4.8 million from $4.5 million

•	Diluted earnings per share increased to $0.33 from $0.31

Financial highlights for the fifty-two week fiscal year 2006 compared to the fifty-three week fiscal year 2005:

•	Revenues increased 10.6% to $308.3 million from $278.8 million

•	Comparable restaurant sales increased 3.0%, fifty-two week to fifty-two week

•	Operating income increased 15.8% to $19.1 million from $16.5 million

•	Net income increased 21.3% to $13.3 million from $11.0 million

•	Diluted earnings per share increased to $0.92 from $0.78

Revenues for the fourth quarter of 2006 increased 2.8% to $84.3 million from $82.0 million in the fourth quarter of 2005. The growth in revenues is attributable to a 2.0% increase in comparable restaurant sales and additional revenues from restaurants not in the comparable base, partly offset by $5.9 million in sales attributable to the fifty-third week in 2005. The Company opened three company-owned restaurants during the fourth quarter of 2006: in Boca Raton, Florida; Cincinnati, Ohio; and Burbank, California.

Revenues for the fiscal year ended December 30, 2006 increased 10.6% to $308.3 million from $278.8 million in the fiscal year ended December 31, 2005. The growth in revenues is attributable to a 3.0% increase in comparable restaurant sales and additional revenues from restaurants not in the comparable base. The 3.0% increase in comparable restaurant sales was primarily the result of increased guest counts.

“We are very pleased with our record revenues and earnings for the fourth quarter and fiscal year 2006. The results reflect positive comparable sales for the quarter and year, as well as improved operating margins. For the fourteenth consecutive quarter, we have generated positive comparable sales growth, which we attribute to our strong brand recognition and our loyal customer base”, said Douglas Schmick, Chairman and Chief Executive Officer.

Mr. Schmick continued, “In the coming weeks, we anticipate the closing of The Boathouse acquisition, which will mark our entry into the Canadian market through a well established brand known for its premium locations, broad appeal, and operational excellence. In 2007, we look to add eleven domestic restaurants, and with the anticipated Boathouse acquisition, an additional six restaurants in the Vancouver, B.C. market. The future of our Company has never been brighter.”

Financial Guidance

The Company expects first quarter 2007 revenues to be between $81.0 million and $82.0 million and a comparable restaurant sales increase between 2% and 3%. Diluted earnings per share are expected to be between $0.19 and $0.20. The Company intends to open one new restaurant in the first quarter of 2007, in Sacramento, CA, and intends to open a total of eleven new restaurants in fiscal 2007, excluding the anticipated addition of six Boathouse restaurants.

The Company expects fiscal year 2007 revenues to be between $362.0 million and $366.0 million and a comparable restaurant sales increase between 2% and 3%. Diluted earnings per share are expected to be between $1.11 and $1.14. The guidance provided includes the expected financial results of The Boathouse Restaurants, subsequent to the anticipated acquisition.

Conference Call

The Company will host a conference call to discuss fourth quarter 2006 financial results today at 5:00 PM EDT. Hosting the call will be Douglas Schmick, Chairman and Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-502-9274, or for international callers 913-981-5584. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; conference ID is 4999639. The replay will be available until February 21, 2007.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading national seafood restaurant operator in the affordable upscale dining segment. Over the past 35 years, it has successfully grown to 66 restaurants in 24 states and the District of Columbia by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a broad customer base-from casual diners, families and tourists to business travelers and special occasion diners.

Forward-Looking Statements

The financial guidance we provide for our first quarter and fiscal 2007 and the number of restaurants we intend to open in our first quarter and fiscal 2007, and the acquisition of The Boathouse Restaurants are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Consolidated Statements of Income and Margin Analysis

(in thousands, except per share data)

	Quarter ended
	December 31, 2005		December 30, 2006
	(14 Weeks)		(13 Weeks)
Revenues	$82,028	100.0%	$84,305	100.0%

Restaurant operating costs
Food and beverage	23,930	29.2%	23,939	28.4%
Labor	24,665	30.1%	25,519	30.3%
Operating	12,396	15.1%	12,653	15.0%
Occupancy	6,857	8.3%	7,172	8.5%

Total restaurant operating costs	67,848	82.7%	69,283	82.2%
General and administrative expenses	4,660	5.7%	4,665	5.5%
Restaurant pre-opening costs	449	0.5%	1,097	1.3%
Depreciation and amortization	2,513	3.1%	2,524	3.0%

Total costs and expenses	75,470	92.0%	77,569	92.0%

Operating income	6,558	8.0%	6,736	8.0%
Interest expense (income), net	96	0.1%	(69)	(0.1)%

Income before income taxes	6,462	7.9%	6,805	8.1%
Income tax expense	2,003	2.5%	2,009	2.4%

Net income	$4,459	5.4%	$4,796	5.7%

Net income per share
Basic	$0.32		$0.34
Diluted	$0.31		$0.33
Shares used in computing net income per share
Basic	13,841		14,267
Diluted	14,187		14,603

	Fiscal year ended
	December 31, 2005		December 30, 2006
	(53 Weeks)		(52 Weeks)
Revenues	$278,813	100.0%	$308,323	100.0%

Restaurant operating costs
Food and beverage	81,630	29.3%	89,443	29.0%
Labor	86,823	31.1%	95,886	31.1%
Operating	41,857	15.0%	46,044	14.9%
Occupancy	24,790	8.9%	27,650	9.0%

Total restaurant operating costs	235,100	84.3%	259,023	84.0%
General and administrative expenses	15,105	5.4%	16,651	5.4%
Restaurant pre-opening costs	2,496	0.9%	2,892	0.9%
Depreciation and amortization	9,608	3.5%	10,640	3.5%

Total costs and expenses	262,309	94.1%	289,206	93.8%

Operating income	16,504	5.9%	19,117	6.2%
Interest expense (income), net	550	0.2%	(228)	(0.1)%

Income before income taxes	15,954	5.7%	19,345	6.3%
Income tax expense	4,946	1.8%	5,997	1.9%

Net income	$11,008	3.9%	$13,348	4.4%

Net income per share
Basic	$0.80		$0.94
Diluted	$0.78		$0.92
Shares used in computing net income per share
Basic	13,798		14,227
Diluted	14,047		14,521